Exhibit 99.1

APOLLO ENDOSURGERY, INC. REPORTS FIRST QUARTER 2017 RESULTS

Conference Call to Discuss Results Today at 7:30 a.m. CT / 8:30 a.m. ET

AUSTIN, Texas (May 4, 2017) - Apollo Endosurgery, Inc. ("Apollo") (NASDAQ "APEN"), a leader in less invasive medical devices for bariatric and gastrointestinal procedures, today announced financial results for the three months ended March 31, 2017.

First Quarter Highlights

•	Total revenue of $14.6 million

•	Endo-bariatric sales of $7.3 million

•	Surgical sales of $7.1 million

Todd Newton, CEO of Apollo, said, “We were very satisfied with our first quarter sales. First, we continued to build momentum for our endo-bariatric products. In the first quarter of 2016, we were very actively engaged in the launch of ORBERA® in the U.S. and, last year’s endo-bariatric sales included $2.1 million of first-time starter kit sales to physicians as they completed training on the product. In the first quarter of 2017, U.S. starter kit sales were $0.3 million, reflecting our intentional transition to focus on ORBERA utilization in existing accounts. Total U.S. endo-bariatric sales in the first quarter of 2017 were $3.5 million, a decrease of 23% compared to $4.5 million in the first quarter of 2016, however, excluding these one-time U.S. ORBERA starter kit sales, adjusted U.S. endo-bariatric product sales were $3.2 million in the first quarter 2017, an increase of 31% compared to adjusted U.S. endo-bariatric product sales of $2.4 million in the first quarter 2016 reflecting both a solid ORBERA reorder rate and OverStitch™ sales growth. Second, the decline rate of our worldwide surgical business slowed in the first quarter. In the U.S., the rate of surgical sales decline in the first quarter was half that which we experienced in the year 2016 and surgical product sales outside the United States in the first quarter of 2017 increased 5% compared to the first quarter of last year.”
First Quarter 2017 Financial Results
Total revenue in the first quarter 2017 was $14.6 million, compared to $16.3 million in the first quarter 2016, a decrease of 10%.
Total endo-bariatric sales in the first quarter 2017 were $7.3 million, a decrease of 11% compared to $8.2 million in the first quarter 2016. The first quarter 2017 included $0.3 million of U.S. ORBERA starter kit sales compared to $2.1 million in starter kit sales in the first quarter 2016, which was a very active quarter for U.S. physician training for ORBERA following the product’s August 2015 FDA approval. Total U.S. endo-bariatric sales in the first quarter of 2017 were $3.5 million, a decrease of 23% compared to $4.5 million in the first quarter of 2016, however, excluding these one-time U.S. ORBERA starter kit sales, adjusted U.S. endo-bariatric product sales were $3.2 million in the first quarter 2017, an increase of 31% compared to adjusted U.S. endo-bariatric product sales of $2.4 million in the first quarter 2016, driven by growth in ORBERA reorders and increasing OverStitch sales.
Surgical sales in the first quarter 2017 were $7.1 million, compared to $8.0 million in the first quarter 2016, a decrease of 11%, reflecting an expected decline in gastric banding procedures. By geography, first quarter 2017 surgical sales declined by $1.0 million in the U.S. and increased by $0.2 million internationally.
Gross margin for the first quarter 2017 was 65%, compared to 70% for the first quarter 2016. The decline in gross margin was caused by changes in product sales mix between the quarters.
Total operating expenses were $16.3 million in the first quarter 2017, compared to $14.4 million in the first quarter 2016. The increase is primarily due to higher legal costs included in general and administrative expenses associated with initial filings and other public company activities that are not expected to repeat each quarter. Research and development expenses also increased due to activities to improve supply reliability of the OverStitch product.
Interest expense for the first quarter 2017 decreased $1.3 million due to the elimination of non-cash interest of $1.2 million associated with the convertible notes that converted to equity in December 2016.
Net loss for the first quarter 2017 was $8.2 million compared to $6.0 million for the first quarter 2016.
Cash, cash equivalents and restricted cash were $9.2 million as of March 31, 2017.

Capitalization Update
The decrease in cash, cash equivalents and restricted cash from $20.0 million as of December 31, 2016 includes a $7.0 million principal repayment on the Company’s senior secured credit facility (the “Credit Agreement”) made as part of an amendment to the terms of its Credit Agreement. As part of the new amendment, the minimum cash balance requirement of $8.0 million was also eliminated. In conjunction with the amendment, the lender waived all prepayment premiums and exit fees on the principal repayment and certain financial covenants of the senior secured credit facility were reduced.
Conference Call
The Company will host a conference call on May 4, 2017 at 7:30 a.m. Central Time / 8:30 a.m. Eastern Time to discuss the Company's operating results for the first quarter ended March 31, 2017.
To participate in the conference call dial (888) 578-6632 for domestic callers and (719) 325-2493 for international callers. The conference ID number is 2887552.
A telephonic replay of the call will be available until May 11, 2017. The replay dial-in numbers are (844) 512-2921 for domestic callers and (412) 317-6671 for international callers. The replay conference ID number is 2887552.
Non-GAAP Financial Measures
To supplement Apollo’s condensed consolidated financial statements presented on a U.S. GAAP basis, Apollo provides certain non-GAAP financial information to assist investors in assessing its operations in the way that its management evaluates those operations. Adjusted U.S. endo-bariatric product sales is a supplemental measure of Apollo’s performance that is not required by, and is not determined in accordance with, GAAP. Non-GAAP financial information is not a substitute for any financial measure determined in accordance with GAAP and should be read only in conjunction with Apollo’s condensed consolidated financial statements prepared in accordance with GAAP. Apollo’s management uses certain supplemental non-GAAP financial measures internally to understand, manage and evaluate Apollo’s business, and make operating decisions. Reconciliations for each non-GAAP financial measure to its most directly comparable GAAP financial measure is provided in the tables below. Management believes that making non-GAAP financial information available to investors, in addition to GAAP financial information, may facilitate more consistent comparisons between the company's performance over time with the performance of other companies in the medical device industry, which may use similar financial measures to supplement their GAAP financial information.
Adjusted U.S. endo-bariatric product sales is defined as GAAP product sales of ORBERA and Overstitch in the U.S. excluding one-time U.S. ORBERA starter kit sales.
About Apollo Endosurgery, Inc.
Apollo Endosurgery, Inc. is a medical device company focused on less invasive therapies for the treatment of obesity, a condition facing over 600 million people globally, as well as other gastrointestinal disorders. Apollo’s device based therapies are an alternative to invasive surgical procedures, thus lowering complication rates and reducing total healthcare costs. Apollo's products are offered in over 80 countries today.
Apollo’s common stock is traded on NASDAQ Global Market under the symbol "APEN". For more information regarding Apollo Endosurgery, go to: www.apolloendo.com.

Cautionary Note on Forward-Looking Statements
Certain statements in this press release are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: the advancement of Apollo products; development of enhancements to Apollo’s existing products and technologies; market acceptance of Apollo’s products; and statements relating to the availability of cash for Apollo's future operations, Apollo’s ability to support the adoption of its endo-bariatric products and its ability to broaden its product portfolio as well as other factors detailed in Apollo’s Registration Statement on Form S-4 (file no. 333-214059) and Apollo’s periodic reports filed with the Securities and Exchange Commission, or SEC. Copies of reports filed with the SEC are posted on Apollo’s website and are available from Apollo without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, Apollo disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.
Contact
Apollo Endosurgery, Inc.
Stefanie Cavanaugh, 512-279-5100
Chief Financial Officer
investor-relations@apolloendo.com

The Ruth Group
Nick Laudico or Zack Kubow
646-536-7000
apolloendo@theruthgroup.com

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except for share data)
(unaudited)

	Three Months Ended March 31,
	2017	2016
Revenues	$14,622	$16,277
Cost of sales	5,096	4,909
Gross margin	9,526	11,368
Operating expenses:
Sales and marketing	8,379	8,321
General and administrative	4,187	2,635
Research and development	1,957	1,654
Amortization of intangible assets	1,814	1,779
Total operating expenses	16,337	14,389
Loss from operations	(6,811)	(3,021)
Other expenses:
Interest expense, net	1,481	2,826
Other expense (income)	(125)	58
Net loss before income taxes	(8,167)	(5,905)
Income tax expense	50	99
Net loss	(8,217)	(6,004)
Current dividends on convertible preferred stock	—	(2,258)
Net loss attributable to common stockholders	$(8,217)	$(8,262)
Net loss per share, basic and diluted	$(0.77)	$(25.44)
Shares used in computing net loss per share, basic and diluted (1)	10,694,221	324,768
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(1) On December 29, 2016, 9.9 million common shares were issued upon completion of the Lpath merger.

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except for share data)

	March 31, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,300	$19,111
Accounts receivable, net of allowance for doubtful accounts of $482 and $479, respectively	10,026	10,509
Inventory, net	11,710	12,163
Prepaid expenses and other current assets	2,102	1,838
Total current assets	32,138	43,621
Restricted cash	934	930
Property and equipment, net of accumulated depreciation of $4,927 and $4,404, respectively	6,632	6,889
Goodwill	6,828	6,828
Intangible assets, net	41,618	43,315
Other assets	424	541
Total assets	$88,574	$102,124
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$6,449	$5,145
Accrued expenses	6,265	6,630
Payable to related parties	8,505	8,505
Total current liabilities	21,219	20,280
Long-term debt	32,882	39,427
Total liabilities	54,101	59,707
Commitments and contingencies
Stockholders' equity:
Common stock; $0.001 par value; 100,000,000 shares authorized; 10,698,210 and 10,688,992 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	11	11
Additional paid-in capital	190,795	190,664
Accumulated other comprehensive income	1,613	1,471
Accumulated deficit	(157,946)	(149,729)
Total stockholders' equity	34,473	42,417
Total liabilities and stockholders' equity	$88,574	$102,124

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Cash Flows (In thousands) (unaudited)

	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net loss	$(8,217)	$(6,004)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,399	2,075
Amortization of deferred financing costs	172	94
Non-cash interest expense	284	1,745
Provision for doubtful accounts receivable	—	33
Change in inventory reserve	80	—
Stock based compensation	110	104
Foreign exchange on short-term intercompany loans	(236)	223
Changes in operating assets and liabilities:
Accounts receivable	658	(952)
Inventory	514	1,147
Prepaid expenses and other assets	(131)	381
Accounts payable and accrued expenses	916	(3,595)
Net cash used in operating activities	(3,451)	(4,749)
Cash flows from investing activities:
Purchases of property and equipment	(253)	(419)
Purchase of intangibles and other assets	(177)	(367)
Net cash used in investing activities	(430)	(786)
Cash flows from financing activities:
Proceeds from exercise of stock options	21	39
Payment of debt	(7,000)	—
Net cash (used in) provided by financing activities	(6,979)	39
Effect of exchange rate changes on cash	53	5
Net decrease in cash, cash equivalents and restricted cash	(10,807)	(5,491)
Cash, cash equivalents and restricted cash at beginning of year	20,041	22,586
Cash, cash equivalents and restricted cash at end of period	$9,234	$17,095

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Product Sales by Product Group and Geographic Market
(In Thousands)
(unaudited)

	Three Months Ended March 31, 2017				Three Months Ended March 31, 2016
	U.S.	OUS	Total Revenue	% Total Revenue	U.S.	OUS	Total Revenue	% Total Revenue
Endo-bariatric	$3,496	$3,838	$7,334	50.2%	$4,549	$3,655	$8,204	50.4%
Surgical	4,202	2,923	7,125	48.7%	5,202	2,772	7,974	49.0%
Other	157	6	163	1.1%	93	6	99	0.6%
Total revenues	$7,855	$6,767	$14,622	100.0%	$9,844	$6,433	$16,277	100.0%
% Total revenue	53.7%	46.3%			60.5%	39.5%
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RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(In thousands)
(unaudited)

	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016
GAAP Total U.S. Endo-bariatric product sales	$3,496	$4,549
ORBERA Starter Kits	(318)	(2,128)
Adjusted U.S. Endo-bariatric product sales	$3,178	$2,421